Exhibit 6

IRREVOCABLE PROXY AGREEMENT

THIS IRREVOCABLE PROXY AGREEMENT (this "Agreement"), dated as of October __, 2015 is made by and between Daniel Kar Keung Tseung ("Proxy Holder") and Hudson Bay Capital Absolute Return Credit Opportunities Master Fund, Ltd. ("Preferred Holder").

RECITALS

WHEREAS, Preferred Holder desires to grant to Proxy Holder an irrevocable proxy with respect to 12,500 shares of the Series A Convertible Participating Preferred Stock, $0.001 par value per share (the "Proxy Shares") of HC2 Holdings, Inc., a Delaware corporation, (the "Company") (the "Series A Preferred Stock") with respect to the matters set forth in Section 1 below; and

WHEREAS, Preferred Holder and Proxy Holder intend that the proxy granted with respect to the Proxy Shares be irrevocable.

Now, Therefore, in consideration of the mutual promises and covenants herein contained, and other consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.                  Irrevocable Proxy. Preferred Holder hereby irrevocably constitutes and appoints Proxy Holder, from the date of this Agreement, as Preferred Holder's true and lawful attorney and proxy, with full power of substitution, to the full extent of Preferred Holder's right to vote on the Preferred Director set forth in Section 7 of the Certificate of Designation of Series A Convertible Participating Preferred Stock of the Company (the "Certificate of Designation") with respect to the Proxy Shares, for and in Preferred Holder's name, place and stead to vote and otherwise act with respect to each of the Proxy Shares with respect to such matter at all annual, special and other meetings of stockholders of the Company, at every adjournment or postponement thereof, and on every action or approval by written consent or resolution of the holders of the Series A Preferred Stock related thereto. For the avoidance of doubt, the irrevocable proxy granted in the immediately preceding sentence shall not constitute any proxy with respect to any other equity interests in the Company held by or beneficially owned by Preferred Holder or any voting rights other than those set forth in Section 7 of the Certificate of Destination, whether directly or indirectly. Preferred Holder hereby revokes all other proxies and powers of attorney with respect to the voting rights set forth in Section 7 of the Certificate of Designation with respect to the Proxy Shares that Preferred Holder may have appointed or granted. Preferred Holder will not grant any proxy or power of attorney or enter into any other voting agreement with respect to the voting rights set forth in Section 7 of the Certificate of Designation with respect to the Proxy Shares.

2.                  Miscellaneous

(a) Irrevocable Proxy. This proxy granted hereby is irrevocable and is coupled with and interest, and each of Preferred Holder and Proxy Holder hereby acknowledges and agrees that such grant

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of proxy to the Proxy Holder is coupled with an interest, is irrevocable.

(b) Applicable Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without giving effect to the conflict of laws rules thereof.

(c) Entire Agreement; Amendments and Waivers. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. The failure of any party to seek redress for the violation of or to insist upon the strict performance of any term of this Agreement shall not constitute a waiver of such term and such party shall be entitled to enforce such term without regard to such forbearance. Any term of this Agreement may be terminated, changed, modified or amended and the observance of any term hereof or thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the parties hereto.

(d) Severability. . Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(e) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(f) Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective legal representatives, heirs, executors, administrators, legatees, successors and assigns.

(g) Headings. The headings, titles and other captions in this Agreement are inserted solely for convenience of reference and shall in no way define, limit, extend or describe the scope of this Agreement or of any provision hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Irrevocable Proxy Agreement as of the date first above written.

PREFERRED HOLDER

HUDSON BAY ABSOLUTE RETURN CREDIT OPPORTUNITIES MASTER FUND, LTD.

BY:	/s/ Marc Sole
Name: Marc Sole
Title: Authorized Signatory

DANIEL KAR KEUNG TSEUNG

By:	/s/ Daniel Tseung
Name: Daniel Tseung

[Signature Page to Irrevocable Proxy Agreement]